Exhibit 99.1

St. Jude Medical, Inc. One Lillehei Plaza St. Paul, Minnesota 55117 (651) 483.2000 www.sjm.com

Contacts:	Angela Craig
Investor/Media Relations
(651) 481-7789

ST. JUDE MEDICAL TO CREATE NEW CARDIOVASCULAR DIVISION

Combination of Cardiac Surgery and Cardiology Divisions Expected to Accelerate Product Development and Enhance Operating Efficiencies

ST. PAUL, Minn. – (BUSINESS WIRE) – August 28, 2006 – St. Jude Medical, Inc. (NYSE:STJ) announced today that it is combining its Cardiac Surgery and Cardiology divisions to create a new Cardiovascular Division, effective January 1, 2007.

“This strategic reorganization is another example of St. Jude Medical’s commitment to continuous improvement and to focusing on the needs of our customers,” said Daniel J. Starks, Chairman, President and Chief Executive Officer of St. Jude Medical. “Our cardiology and cardiac surgery businesses will be stronger together than each business is separately. By streamlining our organization, we can boost operating efficiencies and ultimately use the associated savings to invest in research and development. This in turn is expected to strengthen our competitive position and improve St. Jude Medical’s total growth profile both in cardiology and in cardiac surgery to benefit our customers, employees, and shareholders.

“The creation of a new Cardiovascular Division, together with the expansion of our sales force and recent new product introductions, are part of our comprehensive program to position St. Jude Medical to deliver a minimum 15% growth in 2007 and beyond,” Starks continued.

The Cardiovascular Division will focus on developing and bringing to market medical device technology and services to help patients who suffer from vascular disease or structural heart defects. The Cardiovascular Division will incorporate the activities currently managed by the Cardiac Surgery Division and by the Cardiology Division. St. Jude Medical will continue to have specialized cardiac surgery and cardiology sales forces.

The new Cardiovascular Division will be led by George J. Fazio, who has served as President of St. Jude Medical’s Cardiac Surgery Division since 2004. Prior to his current role, Fazio was appointed President of St. Jude Medical Europe in 2001. His preceding roles included President, Health Care Services for St. Jude Medical, and General Manager for St. Jude Medical’s operations in Canada.

Paul R. Buckman, currently President of St. Jude Medical’s Cardiology Division, will become corporate Vice President of Business Development. Since joining St. Jude Medical in 2004 in his current role, Buckman has overseen a significant expansion of the Cardiology Division’s products and programs.

In addition, the Company is initiating several changes to enhance the efficiency and effectiveness of its sales and customer service operations in certain international geographies.

As a result of these restructuring plans, St. Jude Medical expects to incur a pre-tax charge of $25 million to $35 million during the third quarter of 2006.

About St. Jude Medical

St. Jude Medical is dedicated to making life better for cardiac, neurological and chronic pain patients worldwide through excellence in medical device technology and services. The Company has five major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiac surgery, cardiology and neuromodulation.  Headquartered in St. Paul, Minn., St. Jude Medical employs approximately 11,000 people worldwide. For more information, please visit www.sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, regulatory approvals, anticipated future product launches, revenues, margins, earnings, and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Company’s Annual Report on Form 10-K filed on March 16, 2006 (see Item 1A on pages 15-21) and in the Company’s Quarterly Report on Form 10-Q filed on August 7, 2006 (see page 31 and Item 1A on page 32). The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.